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Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ron Simon, CFO 239/542-3401

Whitney Information Network, Inc. to Acquire SpeakTek, Inc.

CAPE CORAL, FL.—October 15, 2003—Whitney Information Network, Inc. (OTCBB:RUSS), a leading provider of post-secondary career training programs designed to educate students in the areas of real estate investing, business development, asset protection and financial management, today announced it has reached an agreement in principle to acquire the stock of SpeakTek, Inc. of Boca Raton, FL, holding company for the Star Trader Program, an educational course which combines technical, fundamentals and news with economic conditions to derive a stock outlook. The transaction is expected to close by the end of October, 2003.

"This is a logical expansion of the strategic alliance success we've had with SpeakTek as business partner over the last several months," said CEO Russ Whitney. "We're very glad to have Rance Masheck, Tim Lin and the entire Star Trader team join the Whitney financial training group."

Whitney said that the acquisition would result in immediate revenue gains to the Company, and would also diversify its investment education business. "This acquisition," he said, "coupled with the previously announced transaction with Success Development, Inc. give the Company multiple brands in both of its main operating areas—real estate and financial investment education. We believe that these two new operating units combined will generate approximately $22 million of additional revenue during fiscal 2004 and push our sales over the $100 million mark."

Whitney also reiterated that it is on target to meet its 2003 sales projections. The Company has reported double-digit growth for the past six years, growing from $5 million in revenue in 1997 to more than $62 million for 2002. "We believe the Company is well on its way to having revenue in excess of $80 million in fiscal 2003 and $100 million in 2004," Whitney said.

Whitney Information Network, Inc. is a fully integrated training and education company that creates, produces and markets a wide variety of training programs designed to educate students in the areas of real estate investing, business development, asset protection and financial management. The Company was recently listed at #148 in Florida Trends magazine's annual listing of Florida's Top 250 Public Companies. It maintains its international corporate headquarters in Cape Coral, Florida with its consulting group based in Salt Lake City, Utah. Its Canadian subsidiary, Whitney Canada, Inc., conducts its operations from Mississauga, Ontario and its United Kingdom subsidiary, Whitney UK, Ltd. is located in Chiswick, England. The Company is listed on the Internet at www.russwhitney.com and its shares trade under the ticker symbol RUSS on the Electronic Bulletin Board.

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all of the Company's SEC filings, including the Company's Reports on Forms 10K, 10Q and other periodic reports.

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  Exhibit 99.1